Exhibit 10.9

GOVERNANCE AGREEMENT
This GOVERNANCE AGREEMENT (this “Agreement”), dated as of September 19, 2018, is entered into by and among Insurance Capital Group, LLC, a Delaware limited liability company (“ICG”), and Enstar Holdings (US) LLC, a Delaware limited liability company (“Enstar”).
W I T N E S S E T H:
WHEREAS, ICG has agreed to act as the “Standby Purchaser” pursuant to that certain Standby Stock Purchase Agreement dated as of June 8, 2018 (the “Purchase Agreement”) by and among Positive Physicians Holdings, Inc. a Pennsylvania corporation (the “Company”), Positive Physicians Insurance Exchange, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PPIX”), Physician’s Insurance Program Exchange, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PIPE”), and Professional Casualty Association, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PCA”, and collectively with PPIX and PIPE, or each individually as the context requires, the “Exchanges”), in connection with the conversion of each of the Exchanges from reciprocal to stock form through a transaction which will result in the Exchanges becoming indirectly wholly owned by the Company;
WHEREAS, Enstar intends to purchase thirty percent (30%) of the number of Shares (as defined in the Purchase Agreement) that ICG is committed to purchase pursuant to the Purchase Agreement (without taking into account any Shares purchased by Enstar which, for avoidance of doubt, shall be counted against and reduce the commitment of ICG under the Purchase Agreement) and to accommodate such purchase, the Company shall limit the Shares that existing Diversus, Inc. (“Diversus”) shareholders, management and members of the Diversus board of directors will be permitted to acquire in the Community Offering by an amendment to the Plans of Conversion (as defined in the Purchase Agreement);
WHEREAS, ICG and Enstar have agreed that, following the Conversion (as defined in the Purchase Agreement), ICG and Enstar shall cooperate in the governance of the Company in the manner set forth herein.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:
Section 1.  Certain Other Definitions. The following terms used herein shall have the meanings set forth below:
“Affiliate” shall have the meaning set forth in Rule 12b‑2 under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date hereof.
“Agreement” shall have the meaning given to such term in the preamble hereof.
“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Commonwealth of Pennsylvania.
“Change of Control” shall have the meaning given to such term in the Purchase Agreement.
“Closing” shall have the meaning given to such term in the Purchase Agreement.
“Closing Date” shall have the meaning given to such term in the Purchase Agreement.
“Common Stock Equivalent” shall have the meaning given to such term in the Purchase Agreement.
“Company” shall have the meaning given to such term in the recitals hereof.
“Department” shall mean the Pennsylvania Insurance Department.
“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality, other than the Department.
“Including” shall mean including, without limitation.
“Liens” means all pledges, liens (statutory or other), encumbrances, charges, claims, community property interests, conditions, deeds of trust, equitable interests, options, hypothecations, mortgages, easements, encroachments, burdens, rights of others, rights of way, rights of first refusal, rights of first offer, title defects, title retention agreements, leases, subleases, licenses, occupancy agreements, covenants, voting trust agreements, interests, negotiations or refusals, security interests of any kind, proxies or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any applicable insurance Laws.
“Litigation” means the litigation styled as Enstar Holdings (US) LLC, a Delaware limited liability company, individually, and derivatively on behalf of Nominal Defendant Diversus, Inc., as Plaintiff, v. Gregory Campbell, Scott Penwell, Lewis Sharps, James Zech, ICG and Professional Casualty Holdings, Inc., as Defendants, and Diversus Inc., as Nominal Defendant, in the Court of Chancery of the State of Delaware, C.A. No. 2018-0211-JRS.
“Material Adverse Effect” shall mean, with respect to any Person, an event which has a material adverse effect on the financial condition, or on the earnings, operations, assets or business, of such Person and its respective subsidiaries taken as a whole.
“Organizational Documents” of a Person means, as applicable, the declaration and charter, certificate of incorporation, articles of incorporation, certificate of designation, bylaws, certificate of formation, operating agreement or any similar organizational or governing document or instrument of a Person.

“Person” shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a Governmental Entity.
“Plans of Conversion” shall have the meaning given to such term in the Purchase Agreement.
“Purchased Shares” shall have the meaning given to such term in the Purchase Agreement.
“Shares” shall have the meaning given to such term in the Purchase Agreement.
“Stockholder” shall have the meaning given to such term in the Purchase Agreement.
“Third Party Purchaser” shall have the meaning given to such term in the Purchase Agreement.
“Transfer” shall mean, directly or indirectly, purchase, sell, transfer, assign, lend, convey, gift, mortgage, pledge, encumber, hypothecate or otherwise dispose of, directly or indirectly.
Section 2.  Participation in Community Offering; Expenses.
(a)  In order to induce ICG to enter into this Agreement, Enstar hereby agrees that it shall purchase from the Company, in the Community Offering, thirty percent (30%) of the number of Shares (as defined in the Purchase Agreement) that ICG is committed to purchase pursuant to the Purchase Agreement (without taking into account any Shares purchased by Enstar which, for avoidance of doubt, shall be counted against and reduce the commitment of ICG under the Purchase Agreement) (the “Enstar Shares”).
(b)  Enstar shall (i) within ten (10) Business Days of Enstar’s receipt of the written request of ICG (which written request shall be accompanied by invoices and/or other reasonable supporting documentation), reimburse ICG for thirty percent (30%) of the out-of-pocket expenses reasonably incurred by ICG in connection with the transactions contemplated in the Purchase Agreement, and (ii) fund thirty percent (30%) of the amount of any funding required to be provided by ICG in respect of the Exchangeable Note (as defined in the Purchase Agreement), as and when such amounts are required to be funded; provided that, with respect to the exchange of the Exchangeable Note for Shares, ICG shall take such steps as are necessary to cause Enstar to be issued thirty percent (30%) of the Shares issued upon exchange of the Exchangeable Note.
Section 3.  Representations and Warranties of ICG. ICG represents and warrants to Enstar as follows:
(a)  ICG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and it has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

(b)  The execution and delivery of this Agreement by ICG and performance by ICG of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of ICG, and no further consent or authorization in connection therewith is required by ICG, its board of directors or its members.
(c)  This Agreement has been duly executed and delivered by ICG and constitutes the binding obligation of ICG enforceable against it in accordance with its terms, subject to (i) the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exception”).
(d)  Neither the execution, delivery or performance of this Agreement by ICG, nor the consummation by ICG of the transactions contemplated hereby, will: (i) conflict with or result in any breach of any provisions of the Organizational Documents of ICG; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which ICG is a party or by which ICG is otherwise bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ICG; except in each case for conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, impositions, suspensions or revocations which would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.
Section 4.  Representations and Warranties of Enstar. Enstar represents and warrants to ICG as follows:
(a)  Enstar is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite organizational power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
(b)  The execution and delivery of this Agreement by Enstar and performance by Enstar of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Enstar, and no further consent or authorization in connection therewith is required by Enstar, its board of directors or its member.
(c)  This Agreement has been duly executed and delivered by Enstar and constitutes the binding obligation of Enstar, enforceable against it in accordance with its respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.  Release; Covenant regarding Conversion.
(a)  Effective as of the Closing, (i) Enstar, for and on behalf of itself and its Affiliates and principals, heirs, successors and assigns, releases ICG and its Affiliates, employees, members, managers, and principals, heirs, successors and assigns, from any and all claims, demands, or causes of action whatsoever, whether known or unknown, arising out of or relating in any way to the facts and circumstances described in the Litigation (including claims and counterclaims related to the Purchase Agreement, the Plans of Conversion, the Option Agreement (as defined in Purchase Agreement), the Diversus Management Agreement (as defined in Purchase Agreement) and/or any of the other documents to be executed in connection with the Purchase Agreement) (“Released Claims”), and (ii) ICG, for and on behalf of itself and its Affiliates and principals, heirs, successors and assigns, releases Enstar and its Affiliates, employees, members, managers, and principals, heirs, successors and assigns, from any and all Released Claims. Notwithstanding anything herein to the contrary, “Released Claims” shall not include or limit in any manner whatsoever any obligations under this Agreement.
(b)  Enstar agrees that it shall, as a condition to the obligations and covenants of ICG hereunder, take all commercially reasonably steps necessary to cause the Litigation to be dismissed without prejudice on the date of this Agreement, and to take all commercially reasonably steps necessary to cause the Litigation to be dismissed with prejudice effective as of Closing.
(c)  Enstar covenants and agrees that it shall not, and it shall ensure that its Affiliates and its and their respective principals, heirs, successors and assigns who are controlled by Enstar do not, bring any proceeding to prevent, obstruct or interfere with the Conversions (as defined in the Purchase Agreement) or the other transactions contemplated in the Purchase Agreement or the Plans of Conversion. For the avoidance of any doubt, any action to compel the enforcement of this Agreement shall not be deemed to be a violation of this Section 5(c).
(d)  Enstar covenants and agrees that it shall, and it shall ensure that its Affiliates who have the right to do so shall (i) vote their shares of Diversus to approve the Conversions and the other transactions contemplated in the Purchase Agreement and (ii) execute and deliver the Option Agreement; provided, that Enstar and its Affiliates shall have the right to vote their shares of Diversus for the approval or rejection of the merger contemplated in the Option Agreement as Enstar and/or its Affiliates shall determine.
Section 6.  Covenants.
(a)  ICG agrees that, as soon as practicable following the Closing, and so long as ICG has the right to do so and is not prohibited from doing so by law or regulation, ICG shall cause the Organizational Documents of the Company and its subsidiaries to be amended as necessary to reflect the matters described on Exhibit A hereto.

(b)  ICG agrees that, for so long as Enstar owns the Enstar Shares, ICG will use its commercially reasonable efforts to cause the Company to consider a proposal from Enstar with respect to any reinsurance that is proposed to be purchased by the Company or any of the Company’s subsidiaries (including Positive).
(c)  Enstar and ICG agree that, as soon as practicable following the Closing, each of them shall cooperate in a commercially reasonable manner to cause the Organizational Documents of Diversus to be amended to provide that:
(i)  the board of directors of Diversus is reconstituted to consist of seven members, three designated by Gregg Campbell or his Affiliates, one designated by Jim Zech, two designated by Enstar, and one designated by ICG;
(ii)  the chairman and vice chairman of the board of directors of Diversus shall be elected by a majority vote of Directors; and
(iii)  such individuals who are nominated to the board of directors of Diversus by the Persons described above shall from time to time be removed or appointed at the written direction of the Person granted the authority to appoint such individual.
(d)  Information Rights. Until Enstar is granted the right to appoint members to the Board of the Company, ICG covenants and agrees to exercise its rights to request information under Section 6(d) of the Purchase Agreement as reasonably requested by Enstar, and agrees to request that a representative of Enstar be permitted to attend any meetings requested pursuant to such section. Enstar hereby acknowledges that it is aware, and it agrees that it will advise its representatives, agents, advisors, Affiliates and associates who are informed as to the matters which are the subject of this provision (collectively, its “Representatives”), that the United States securities laws prohibit any Person who has received material, non‑public information concerning the Company or the matters which are the subject of this provision from purchasing or selling securities of the Company or from communicating such information to any other Person. Enstar agrees, and shall instruct its Representatives, to (i) keep such non‑public information provided by the Company strictly confidential, (ii) use the same degree of care to protect such non‑public information as each would use to protect its own non‑public information of a similar nature, but in no event with less than reasonable care, and (iii) not disclose the non‑public information in any manner whatsoever to any Person, except with the specific prior written consent of the Company. As used in this Section 6(d), “non‑public information” shall not include information which (a) is or becomes public knowledge other than as a result of a breach of the obligations of Enstar or its Representatives; (b) was known to the Standby Purchaser prior to the date of this Agreement; (c) becomes available without restriction from a third party not known by Enstar to be under any confidentiality obligation to the Company with respect thereto; or (d) is developed by Enstar or its Representatives without use of the Company’s non‑public information. In the event that Enstar or any of its Representatives are requested or required by law, regulation, deposition, interrogatory, request for documents, subpoena, civil investigative demand, administrative regulatory requirement, order, decree or the rules of any applicable stock exchange or similar legal process (collectively, “Law”) to disclose any of the foregoing non‑public information,

Enstar shall (or will direct its Representatives to) provide ICG and the Company with prompt prior written notice of such requirement to the extent permissible under applicable Law and reasonably practicable under the circumstances in order to enable the Company to (A) seek, at its own cost, an appropriate protective order or other remedy or (B) waive compliance, in whole or in part, with the terms of this Agreement; and Enstar or such Representative shall consult and reasonably cooperate with the Company, at the Company’s expense and upon its written request, with respect to taking steps to resist or narrow the scope of such request or requirement. If, in the absence of a protective order, Enstar or such Representative is nonetheless, on the advice of counsel of Enstar or such Representative, as applicable, required by applicable Law to disclose the foregoing non‑public information, Enstar or such Representative shall (I) furnish only that portion of the foregoing non‑public information that, based upon advice of legal counsel, is legally required, (II) give advance notice to the Company of the information to be disclosed as far in advance as is legally permissible and practical, and (III) exercise commercially reasonable efforts, at the Company’s expense and upon its written request, to obtain reliable assurance that confidential treatment will be accorded such non‑public information. Notwithstanding anything to the contrary herein, without satisfying the other obligations of this paragraph, Enstar and its Representative may disclose such non‑public information to the extent such disclosure is requested or required in connection with routine audits or examinations by, or blanket document requests from, a Governmental Entity that does not specifically target the other parties, this Agreement or the transactions contemplated hereby. ICG and Enstar agree that the Company shall be a third party beneficiary of this Section 6(d).
Section 7.  Public Statements. Neither ICG nor Enstar shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, except if such public announcement, statement or other disclosure is required by applicable law or applicable stock market rules, in which case the disclosing party shall consult in advance with respect to such disclosure with the other party to the extent reasonably practicable.
Section 8.  Restrictions on Transfer. Enstar understands and agrees that the Enstar Shares will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable law or by any agreement between the Company and ICG. Upon receipt of certifications from Enstar reasonably satisfactory to the Company’s counsel, ICG shall request that Company shall cause the legend to be removed in accordance with, and pursuant to, Rule 144 promulgated under the Securities Act and any other applicable federal and state securities laws.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED AND/OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION AND/OR

QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS PROVIDED THAT AT THE ISSUER’S REQUEST, THE TRANSFEROR THEREOF SHALL HAVE DELIVERED TO THE ISSUER AN OPINION OF COUNSEL (WHICH OPINION SHALL BE IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE ISSUER) TO THE EFFECT THAT SUCH SECURITIES MAY BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, OR (C) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
Section 9.  Drag Along Rights.
(a)  If ICG receives a bona fide offer from a non‑affiliated Third Party Purchaser to consummate, in one transaction, or a series of related transactions, a Change of Control (a “Drag‑along Sale”), ICG shall have the right to require that Enstar participate in such Transfer in the manner set forth in this Section 9, provided, however, that Enstar shall not be required to participate in the Drag‑along Sale if the consideration for the Drag‑along Sale is other than cash or registered securities listed on an established U.S. securities exchange or traded on the NASDAQ Stock Market. Notwithstanding anything to the contrary in this Agreement, Enstar shall vote in favor of the transaction and take all actions to waive any dissenters, appraisal or other similar rights.
(b)  ICG shall exercise its rights pursuant to this Section 9 by delivering a written notice (the “Drag‑along Notice”) to Enstar no later than 20 Business Days prior to execution of an agreement to effect a Drag‑along Sale. The Drag‑along Notice shall make reference to ICG’s rights and obligations hereunder and shall describe in reasonable detail:
(i)  the number of Shares to be sold by ICG, if the Drag‑along Sale is structured as a Transfer of Shares;
(ii)  the identity of the Third Party Purchaser;
(iii)  the proposed date, time and location of the closing of the Drag‑along Sale;
(iv)  the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non‑cash consideration in sufficient detail to permit the valuation thereof; and
(v)  a copy of any form of agreement proposed to be executed in connection therewith.
(c)  If the Drag‑along Sale is structured as a Transfer of Shares, then, subject to Section 9(d), ICG and Enstar shall Transfer the number of Shares equal to the product of (x) the aggregate number of Shares the Third Party Purchaser proposes to buy as stated in the

Drag‑along Notice and (y) a fraction (A) the numerator of which is equal to the number of Shares and Common Stock Equivalents then held by ICG or Enstar, as the case may be, and (B) the denominator of which is equal to the number of Common Stock Equivalents then held by all of the Stockholders (including, for the avoidance of doubt, ICG and Enstar).
(d)  The consideration to be received by Enstar shall be the same form and amount of consideration per Share to be received by ICG (or, if ICG is given an option as to the form and amount of consideration to be received, the same option shall be given to Enstar) and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which ICG Transfers its Shares. Enstar shall make or provide the same representations, warranties, covenants, and agreements as ICG makes or provides in connection with the Drag‑along Sale (except that in the case of representations, warranties, covenants, and agreements pertaining specifically to ICG, Enstar shall make the comparable representations, warranties, covenants, and agreements pertaining specifically to itself). Notwithstanding anything to the contrary set forth herein, Enstar will not be required to agree to any covenant to, or any covenant to cause its Affiliates who do not acquire shares of the Company to, not compete or not solicit customers, employees or suppliers of any party to the proposed Drag-along Sale (but not, for the avoidance of doubt, the Company), or any other similar restrictive covenants in connection with the proposed Drag-along Sale. For avoidance of doubt, to the extent reasonably requested by the counterparty in a Drag-along Sale, Enstar may agree to covenants which restrict its and its Affiliates’ ability to use confidential information concerning the Company acquired through Enstar’s ownership of shares of the Company and through the individuals appointed by Enstar to the Board to directly compete with the Company or to solicit the Company’s customers, employees or suppliers.
(e)  The fees and expenses of ICG incurred in connection with a Drag‑along Sale shall be paid by the ICG and Enstar on a pro-rata basis based upon the amount of consideration received by such Person in such Drag-along Sale to the extent not paid or reimbursed by the Company or the Third Party Purchaser.
(f)  Enstar shall take all actions as may be reasonably necessary to consummate the Drag‑along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by ICG.
(g)  ICG shall have 120 days following the date of the Drag‑along Notice in which to consummate the Drag‑along Sale, on the terms set forth in the Drag‑along Notice (which such 120 day period may be extended for a reasonable time not to exceed 180 days to the extent reasonably necessary to obtain any government approvals). If at the end of such period, ICG has not completed the Drag‑along Sale, ICG may not then effect a transaction subject to this Section 9 without again fully complying with the provisions of this Section 9.
Section 10.  Tag Along Rights.
(a)  Except for transfers effected on an Exchange, if ICG proposes to Transfer more than 50% of the outstanding Shares to a Third Party Purchaser and ICG has not elected to exercise its drag‑along rights set forth in Section 9, Enstar shall be permitted to participate in such Transfer (a “Tag‑along Sale”) on the terms and conditions set forth in this Section 10.
(b)  Prior to the consummation of any such Transfer of Shares described in Section 10(a), ICG shall deliver to Enstar a written notice (a “Sale Notice”) of the proposed Tag‑along Sale subject to this Section 10 no later than 10 Business Days prior to the execution of an agreement for a Tag‑along Sale. The Sale Notice shall make reference to Enstar’s rights hereunder and shall describe in reasonable detail:
(i)  the aggregate number of shares of Shares the Third Party Purchaser has offered to purchase;
(ii)  the identity of the Third Party Purchaser;
(iii)  the proposed date, time and location of the closing of the Tag‑along Sale;
(iv)  the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non‑cash consideration in sufficient detail to permit the valuation thereof; and
(v)  a copy of any form of agreement proposed to be executed in connection therewith.
(c)  Enstar shall exercise its right to participate in a Transfer of Shares by ICG subject to this Section 10 by delivering to ICG a written notice (a “Tag‑along Notice”) stating its election to do so and specifying the number of Shares to be Transferred by it no later than 10 Business Days after receipt of the Sale Notice (the “Tag‑along Period”). The offer of Enstar set forth in a Tag‑along Notice shall be irrevocable, and, to the extent such offer is accepted, Enstar shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 10. ICG and Enstar shall have the right to Transfer in a Transfer subject to this Section 10 the number of Shares equal to the product of (x) the aggregate number of Shares the Third Party Purchaser proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the number of Shares and Common Stock Equivalents then held by ICG or Enstar, as the case may be, and (B) the denominator of which is equal to the number of and Common Stock Equivalents then held by all of the Stockholders (including, for the avoidance of doubt ICG and Enstar).
(d)  If Enstar does not deliver a Tag‑along Notice in compliance with Section 10(c) above, Enstar shall be deemed to have waived all of its rights to participate in the applicable Transfer, and ICG shall thereafter be free to Transfer to the applicable Third Party Purchaser its Shares at a per share price that is no greater than the per share price set forth in the Sale Notice and on terms and conditions which are not materially more favorable to ICG than those set forth in the Sale Notice without any further obligation to Enstar under this Section 10.

(e)  If Enstar elects to participate in a Transfer pursuant to this Section 10, Enstar shall receive the same consideration per share as ICG.
(f)  Enstar shall make or provide the same representations, warranties, covenants, and agreements as ICG makes or provides in connection with the Tag‑along Sale (except that in the case of representations, warranties, covenants, and agreements pertaining specifically to ICG, Enstar shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself). Notwithstanding anything to the contrary set forth herein, Enstar will not be required to agree to any covenant, or any covenant to cause its Affiliates who do not acquire shares of the Company to, not compete or not solicit customers, employees or suppliers of any party to the proposed Tag-along Sale (but not, for the avoidance of doubt, the Company), or any other similar restrictive covenants in connection with the proposed Tag-along Sale. For avoidance of doubt, to the extent reasonably requested by the counterparty in a Tag-along Sale, Enstar may agree to covenants which restrict its and its Affiliates’ ability to use confidential information concerning the Company acquired through Enstar’s ownership of shares of the Company and through the individuals appointed by Enstar to the Board to directly compete with the Company or to solicit the Company’s customers, employees or suppliers.
(g)  Each of ICG and Enstar shall be responsible for its own expenses in connection with any Tag-along Sale.
(h)  Enstar shall take all actions as may be reasonably necessary to consummate the Tag‑along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by ICG.
(i)  ICG shall have 120 Business Days following the expiration of the Tag‑along Period in which to Transfer the Shares described in the Sale Notice, on the terms set forth in the Sale Notice (which such 120 Business Day period may be extended for a reasonable time not to exceed 180 Business days to the extent reasonably necessary to obtain any government approvals). If at the end of such 120 Business day period, ICG has not completed such Transfer, ICG may not then effect a Transfer of Shares subject to this Section 10 without again fully complying with the provisions of this Section 10.
Section 11.  Termination. This Agreement shall be terminated without further action by either party hereto if the Purchase Agreement is terminated in accordance with its terms.
Section 12.  Survival. The representations and warranties of ICG and Enstar contained in this Agreement or in any certificate delivered hereunder shall survive the closing of the transactions contemplated herein.
Section 13.  Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered by hand, (ii) on the third (3rd) Business Day after it is mailed if mailed by United States registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service promising next Business Day delivery that confirms to the sender delivery to the recipient on such day, as follows:

(a) If to ICG, at:	Insurance Capital Group, LLC c/o ICG Management, LLC 767 5th Avenue New York, New York 10153 Attention: Matthew T. Popoli, Craig A. Huff
(b) If to Enstar, at:	Enstar Holdings (US) LLC 150 2nd Ave N 3rd floor, St. Petersburg, Florida 33701 Attention: Paul Brockman
or to such other representative or at such other address of a party as such party hereto may furnish to the other party in writing in accordance with this Section 13. If notice is given pursuant to this Section 13 of any assignment to a successor or permitted assign of a party hereto, the notice shall be given as set forth above to such successor or permitted assign of such party.
Section 14.  Assignment. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. No party to this Agreement may assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.
Section 15.  Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein, with respect to the transactions contemplated by this Agreement, and this Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.
Section 16.  Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the state of New York (other than those of its laws which would require the application of the laws of another jurisdiction, and then only to the extent that such laws would require the application of the laws of another jurisdiction). The state and federal courts in the County of New York, New York shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Agreement, the subject matter hereof or the transactions contemplated hereby. Each party hereto hereby irrevocably (a) submits to the personal jurisdiction of such courts over such party in connection with any litigation, proceeding or other legal action arising out of or in connection with this Agreement, and (b) waives to the fullest extent permitted by law any objection to the venue of any such litigation, proceeding or action which is brought in any such court.

Section 17.  Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
Section 18.  Miscellaneous.
(a)  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.
(b)  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e‑mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

INSURANCE CAPITAL GROUP, LLC By: ICG Management, LLC, its managing member

By:	/s/ Craig A. Huff
Name:	Craig A. Huff
Title:	Managing Partner

By:	/s/ Matthew T. Popoli
Name:	Matthew T. Popoli
Title:	Managing Partner

ENSTAR HOLDINGS (US) LLC

By:	/s/ Paul Brockman
Name:	Paul Brockman
Title:	President

Exhibit A
Governance Matters
The Board of the Company
(a)      The business and affairs of the Company shall be managed by or under the direction of a board of directors (the “Board”).  The Board shall have the sole power, subject to the provisions of a definitive written agreement (the “Agreement”), to exercise any rights and powers on behalf of the Company (whether under the Agreement or otherwise).  No shareholder or, except as otherwise authorized by the Board, any other Person shall have the authority to exercise any such rights or powers or take any such actions on behalf of the Company.
(i)  The Board shall consist of eight members – five designated by Insurance Capital Group (each, an “ICG Designee”), one of which will serve as Chairman of the Board, two designated by Enstar Holdings (US) LLC (each, an “Enstar Designee” and “Investor Designees” when referred to as a group along with all of the ICG Designees), one of which will serve as Vice Chairman of the Board, and the Chief Executive Officer of the Company shall hold one seat on the Board (“CEO Designee”).  The party entitled to designate a Board member may remove any individual designated by it at any time and appoint a replacement member.  The initial ICG Designees shall be Craig Huff, Steve Johnson, Scott Penwell, James Zech and Matt Popoli, in each case until such person’s resignation or removal.  The initial Enstar Designees shall be [Paul Brockman and Duncan McLaughlin], in each case until such person’s resignation or removal.  The initial CEO Designee shall be Lewis Sharps, until such person’s resignation or removal. The Investor Designees shall be entitled to receive reimbursement of their reasonable out-of-pocket expenses in connection with performing their duties under the Agreement.
(ii)  Each Board member shall be entitled to one vote.
(iii)  The Board shall hold meetings (in person or via teleconference) at such time and place as shall be determined from time to time by resolution of the Board; provided that except for regular meetings that have been previously approved, any such meeting shall require at least 72 hours’ written notice to each Board member.  At all meetings of the Board, the presence in person or via teleconference of a minimum of five or a lesser number if those not attending give their proxy to their designee of the total number of Board members (including at least one ICG Designee and one Enstar Designee) shall constitute a quorum for the transaction of business.  The affirmative vote of Board members holding at least a majority of the votes of those present (including any proxies provided by absent members to attending members) at a meeting at which a quorum is present shall constitute an act of the Board.  Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting by written consent of Board members as a “consent in lieu a meeting” if the approval of such matters is unanimous.
(iv)  Each Major Investor will have the right to appoint a designee to the Company Claims Committee and provide input and oversight into the Company’s claims handling procedures as determined to be appropriate by the Major Investors.

(v)  The Board shall appoint a Transaction Committee made up of two ICG Designees and one Enstar Designee. The Transaction Committee shall review all potential acquisitions and make recommendations regarding such acquisitions to the Board for approval.
Matters Requiring Approval by the Company Board and each Major Investor (ICG and Enstar)
Notwithstanding anything to the contrary to be contained in the Agreement, the Company and its Subsidiaries shall not take any action with respect to any of the following matters without the prior written approval of (i) the Board and (ii) each Major Investor, which may be given or withheld in the Board’s or each Major Investor’s sole discretion, except as required to approve the transactions contemplated pursuant to the Option Agreement (as defined in the Purchase Agreement), as applicable:
1.   the creation, incurrence or guarantee (other than in connection with an acquisition approved pursuant to 5. below) of Indebtedness (to be defined) in excess of one million dollars ($1,000,000), other than (i) borrowings under credit facilities that have been previously approved by the Board and each Major Investor and (ii) the loan from Legacy Texas Bank to the Company in the principal amount of up to $10,000,000 made in connection with the closing of the transactions contemplated by the Purchase Agreement;
2.   the authorization or issuance (other than in connection with an acquisition approved pursuant to 5. below) of (i) new shares of any class of equity of the Company or any Subsidiary or (ii) securities convertible into, or exercisable or exchangeable for, such shares; in each case, only if either Major Investor is not offered the opportunity to participate on a pro rata basis;
3.   any non pro rata dividends or other distributions of cash or other property to shareholders of the Company or any Subsidiary;
4.   the repurchase of any class of equity of the Company or any Subsidiary, where either Major Investor is not offered the opportunity to participate in such repurchase on a pro rata basis;
5.   any acquisition (in a single transaction or a series of related transactions whether by merger, consolidation, purchase or otherwise) of any business which in the aggregate would exceed one million dollars ($1,000,000) (“Major Transaction”). If either Major Investor exercises its veto under this provision of a Major Transaction that has been approved by the Board and the other Major Investor, then the other Major Investor may pursue such Major Transaction (“Independent Transaction”). If such other Major Investor elects to pursue an Independent Transaction, such Independent Transaction must be pursued and completed only by such Major Investor or any affiliate thereof (other than the Company or any Subsidiary). Such Major Investor may, at its and Diversus’s discretion, contract with Diversus for the management of the Independent Transaction. Upon a Major Investor vetoing three or more Major Transactions approved by the Board and the other Major Investor, the Company and such other Major Investor may, at their option, endeavor to complete the buyout of the shares of such vetoing Major Investor on terms mutually agreeable to the Company and such vetoing Major Investor;
6.   any disposal (in a single transaction or a series of related transactions whether by merger, consolidation, purchase, or otherwise) of (i) any asset of the Company or any Subsidiary with a fair market value greater than one million dollars ($1,000,000) or (ii) all or substantially all of the capital stock of any Subsidiary. For the avoidance of doubt, this provision shall not restrict the ability of the Company or any Subsidiary to manage its investment portfolio, including disposing of bonds or any other held position in the investment portfolio;
7.   the election to dissolve or liquidate the Company or any Subsidiary, or to file bankruptcy or similar proceedings;
8.   make or change any material election in respect of taxes, adopt or change in any material respect any accounting method in respect of taxes, settle or compromise any material claim or assessment in respect of taxes or file any amended tax return that is reasonably likely to result in a material increase in a liability in respect of taxes;
9.   initiate, conduct or settle any legal or regulatory proceeding or threatened legal or regulatory proceeding (with the exception of those issues pertaining to policy claims in the ordinary course of business) for an amount in excess of one million dollars ($1,000,000);
10.   create any new non-wholly owned Subsidiaries;
11.   amend, alter, waive or repeal any provision of the certificate of incorporation, bylaws, or other organizational documents of the Company or any Subsidiary in a manner which would negatively impact either Major Investor’s economic, voting or other rights thereunder in a material manner;
12.   enter into or be a party to any transaction with an employee, officer, or director of the Company or any Subsidiary (a “Related Party”) or member of such Released Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director, or partner, or in which such Related Party has significant ownership interests or otherwise controls, except for obligations to officers, employees, directors and consultants arising in the ordinary course of business or where such transaction is on arms-length terms as approved by the non-interested members of the Board;
13.   enter into any agreement committing to do any of the foregoing.